Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2019, relating to the consolidated financial statements as of December 29, 2018, which appear in the Annual Report on Form 10-K of IRIDEX Corporation for the year ended December 29, 2018.

/s/ BPM LLP

San Jose, California

September 4, 2019